Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2015, relating to our audit of the financial statements and financial highlights, which appear in the December 31, 2014 Annual Report to Shareholders of Teton Valley Fund, a series of the Northern Lights Fund Trust III, which are also incorporated by reference into this Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm”, “Policies and Procedures for Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

April 28, 2015